CERTIFICATE OF MERGER
MERGING
COMMON HORIZONS, INC.
(a Nevada corporation)
WITH AND INTO
NOVELOS THERAPEUTICS, INC.
(a Delaware corporation)
under
Section 252 of the General Corporation Law
Of the State of Delaware

NOVELOS THERAPEUTICS, INC., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY that:

FIRST: The name and state of incorporation of each of the constituent corporations are NOVELOS THERAPEUTICS, INC., a Delaware corporation (“Novelos”), and COMMON HORIZONS, INC., a Nevada corporation (“CH”).

SECOND: Each of Novelos and CH has approved, adopted, certified, executed and acknowledged an Agreement and Plan of Merger (the “Merger Agreement”) dated as of June 3, 2005 in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware. The Merger Agreement was adopted by the requisite number of stockholders of each of Novelos and CH on June 7, 2005.

THIRD: The name of the surviving corporation is NOVELOS THERAPEUTICS, INC., which shall continue to be named NOVELOS THERAPEUTICS, INC.

FOURTH: Pursuant to the Merger Agreement, the Certificate of Incorporation of NOVELOS THERAPEUTICS, INC. shall be the Certificate of Incorporation of the surviving corporation, and the name of the corporation therein shall be changed to NOVELOS THERAPEUTICS, INC., provided, however, that Article FOURTH of said Certificate of Incorporation shall be amended to read in its entirety as follows:

“FOURTH: The aggregate number of shares of stock that the Corporation shall have authority to issue is one hundred million seven thousand (100,007,000) shares, of which one hundred million (100,000,000) shares shall be designated “Common Stock” and seven thousand (7,000) shares shall be designated “Preferred Stock”. Shares of Common Stock and Preferred Stock shall have a par value of $.00001 per share.

Common Stock

Subject to the prior or equal rights, if any, of the Preferred Stock which hereafter may be authorized of any and all series stated and expressed by the Board of Directors in the resolution or resolutions providing for the issuance of such Preferred Stock, the holders of Common Stock shall be entitled (i) to receive dividends when and as declared by the Board of Directors out of any funds legally available therefore and (ii) in the event of dissolution, liquidation or winding up of the Corporation, to receive the remaining assets of the Corporation, ratably according to the number of shares of Common Stock held. The holders of Common Stock shall be entitled one vote for each share of Common Stock held on all matters submitted to a vote of stockholders of the Corporation. No holder of Common Stock shall have any preemptive right to purchase or subscribe for any part of any issue of stock of any class whatsoever, whether now or hereafter authorized.

Preferred Stock

Authority is hereby expressly granted to the Board of Directors from time to time to issue series of Preferred Stock and, in connection with the creation of each such series, to fix by the resolution or resolutions providing for the issue of shares thereof, the number of shares of such series, and the powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of such series, to the full extent now or hereafter permitted by the laws of the State of Delaware.”

FIFTH: The executed Merger Agreement is on file at the principal place of business of Novelos at One Gateway Center, Suite 504, Newton, Massachusetts 02458.

SIXTH: A copy of the Merger Agreement will be furnished by Novelos, on request and without cost, to any stockholder of any constituent corporation.

SEVENTH: Novelos hereby agrees that it will promptly pay to the dissenting shareholders of CH the amount, if any, to which they shall be entitled under the provisions of the Nevada Revised Statutes with respect to the rights of dissenting stockholders.

IN WITNESS WHEREOF, NOVELOS THERAPEUTICS, INC., a Delaware corporation, has caused this certification to be signed by Harry S. Palmin, its President, on this 13th day of June, 2005

NOVELOS THERAPEUTICS, INC.

By:	/s/ Harry S. Palmin
Harry S. Palmin, President